Exhibit 99.1

NEWS RELEASE
Contacts: MSC Income Fund, Inc. Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com Cory E. Gilbert, CFO, cgilbert@mainstcapital.com 713-350-6000
MSC Income Fund Announces
Amendment of its Corporate Credit Facility
Total Commitments Increased $80.0 million to $245.0 million
Accordion Feature Increased $100.0 million to $300.0 million
HOUSTON, March 4, 2025 – MSC Income Fund, Inc. (NYSE: MSIF) (the “Company”) is pleased to announce the amendment of its senior secured revolving credit facility (the “Corporate Facility”). The recently closed amendment provides an increase in total commitments from $165.0 million to $245.0 million. The $80.0 million increase in total commitments was the result of the addition of a new lender relationship, which further diversifies the Company’s lender group under the Corporate Facility to a total of seven participants. In addition to the increased commitments, the amendment also provides for an increase to the accordion feature, which provides the Company with the right to request increases in commitments under the facility on the same terms and conditions as the existing commitments, from up to a total of $200.0 million to up to a total of $300.0 million.
ABOUT MSC INCOME FUND, INC.
The Company (www.mscincomefund.com) is a principal investment firm that primarily provides debt capital to private companies owned by or in the process of being acquired by a private equity fund.
The Company’s portfolio investments are typically made to support leveraged buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. The Company seeks to partner with private equity fund sponsors and primarily invests in secured debt investments within its private loan investment strategy. The Company also maintains a portfolio of customized long-term debt and equity investments in lower middle market companies, and through those investments, the Company has partnered with entrepreneurs, business owners and management teams in co-investments with Main Street Capital Corporation (NYSE:
MAIN) (“Main Street”) utilizing the customized “one-stop” debt and equity financing solution provided in Main Street’s lower middle market investment strategy. The Company’s private loan portfolio companies generally have annual revenues between $25 million and $500 million. The
Company’s lower middle market portfolio companies generally have annual revenues between $10 million and $150 million.
ABOUT MSC ADVISER I, LLC
MSC Adviser I, LLC (“MSCA”) is a wholly owned subsidiary of Main Street that is registered as an investment adviser under the Investment Advisers Act of 1940, as amended. MSCA serves as the investment adviser and administrator of the Company in addition to several other advisory clients.
FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements, including but not limited to the availability of future financing capacity under the Corporate Facility.  Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the
Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance.  Actual performance and results could vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in the Company’s filings with the U.S. Securities and Exchange
Commission.  Such statements speak only as of the time when made and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement.  The Company assumes no obligation to revise or update any such statement now or in the future.
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